EXHIBIT 10.1(i)

EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Eighth Amendment”) is entered into as of January 31st, 2024 (the “Effective Date”), by and between 2300 WINDY RIDGE LLC, a Georgia limited liability company (hereinafter referred to as “Landlord”), and MANHATTAN ASSOCIATES, INC., a Georgia corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Wildwood Associates, a Georgia general partnership (hereinafter referred to as “Wildwood”), and Tenant entered into that certain Lease Agreement dated June 25, 2001 (hereinafter referred to as the “Original Lease”), as amended by that certain First Amendment to Lease Agreement between Wildwood and Tenant dated June 10, 2002 (hereinafter referred to as the “First Amendment”), as amended by that certain Second Amendment to Lease Agreement between 2300 Windy Ridge Parkway Investors, LLC, a Delaware limited liability company (hereinafter referred to as “Investors”), as successor-in-interest to Wildwood, and Tenant dated February 27, 2007 (hereinafter referred to as the “Second Amendment”), as amended by that certain Third Amendment to Lease Agreement between Investors and Tenant dated June 14, 2007 (hereinafter referred to as the “Third Amendment”), as amended by that certain Fourth Amendment to Lease Agreement between SP4 2300 Windy Ridge, L.P., a Delaware limited partnership (hereinafter referred to as “Windy Ridge”), as successor-in-interest to Investors, and Tenant dated as of August 15, 2012 (hereinafter referred to as the “Fourth Amendment”), as amended by that certain Fifth Amendment to Lease Agreement between Landlord, as successor-in-interest to Windy Ridge, and Tenant dated as of May 19, 2014 (hereinafter referred to as the “Fifth Amendment”), as amended by that certain Sixth Amendment to Lease Agreement between Landlord and Tenant dated August 13, 2014 (hereinafter referred to as the “Sixth Amendment”), and as amended by that certain Seventh Amendment to Lease Agreement between Landlord and Tenant dated April 28, 2015 (hereinafter referred to as the “Seventh Amendment”). The Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment, is hereinafter sometimes referred to as the “Lease”, pursuant to which Tenant leases certain premises in the building known as “Wildwood Center” located at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339 (the “Building”), consisting, as of the Effective Date, of (i) 220,744 rentable square feet (“rsf”) of Rentable Floor Area being Floor 1 North (22,719 rsf), Floor 3 North (24,056 rsf), Floor 4 North (29,758 rsf), Floor 7 (425 rsf), Floor 8 (18,765 rsf), Floor 9 (62,576 rsf), and Floor 10 (62,445 rsf) (collectively the “Office Premises”), and (ii) 1,390 usable square feet (“usf”) being the first storage space (398 usf) (“First Storage Space”), and the second storage space (992 usf) (“Second Storage Space” and together with the First Storage Space, the “Storage Space”), which premises are more particularly described in the Lease (the Office Premises and Storage Space are hereinafter collectively referred to as the “Original Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to address (i) Tenant surrendering that portion of the Original Premises consisting of Floor 1 North (22,719 rsf) and Floor 8 (18,765 rsf) (Floor 8 is also known as Suite 820N, and together with Floor 1 North, collectively, the “Surrendered Premises”), (ii) extending the Lease Term as to Floor 3 North (24,056 rsf), Floor 4 North (29,758 rsf), Floor 7 (425 rsf), Floor 9 (62,576 rsf), and Floor 10 (62,445 rsf), for a total of 179,260 rsf (collectively, the “Remaining Premises”), (iii) expanding the Original Premises by adding Floor 5 North (29,767 rsf), (iv) extending the Lease Term as to the Storage Space, and (v) such other modifications as set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as given such terms in the Lease.

2. Surrendered Premises. Subject to Section 10 below, Tenant shall surrender and turn over the Surrendered Premises to Landlord on September 30, 2025 (the “Surrender Date”). The Surrendered Premises shall be delivered to Landlord in Broom-Swept Condition with all Tenant supplemental HVAC units, UPS equipment, furniture and personal property removed, but otherwise in its “AS-IS, WHERE-IS” condition with no additional retrofit costs. From and after the Surrender Date, Tenant shall have no rights relating to the Surrendered Premises other than any future expansion rights as set forth in Sections 11 and 12 below. Subject to any applicable cure period, if any, should Tenant fail to surrender the Surrendered Premises in compliance with the terms of this Section 2 on the Surrender Date, Tenant shall be in default under the Lease and considered a holdover tenant as to the Surrendered Premises pursuant to Section 31 of the Original Lease. As used in this Eighth Amendment, “Broom-Swept Condition” means that all personal property and trash has been removed from the subject Premises.

3. Definition of Premises. At any time the Premises is expanded or contracted pursuant to the terms of the Lease or this Eighth Amendment, the definition of “Premises” under the Lease shall automatically be amended at such time or times of expansion/contraction to include all of the space then-occupied or otherwise leased by Tenant pursuant to the terms of the Lease or this Eighth Amendment. For example, from and after the Surrender Date, provided that Tenant delivers the Surrendered Premises to Landlord in accordance with Section 2 above, the term “Premises” under the Lease shall automatically be amended to be the Remaining Premises, subject to modification from or upon any other expansion/contraction of the Premises pursuant to the terms of the Lease or this Eighth Amendment. In addition, and notwithstanding anything contained herein, in the event that this Eighth Amendment allows Landlord to deliver space in the Building to Tenant in its “AS-IS, WHERE-IS” or relatively similar condition, whether pursuant to this Eighth Amendment or to any future expansion right, that shall not modify or supercede Landlord’s obligations to maintain the Building and the Premises (including the space being delivered) in the manner set forth in the Lease and this Eighth Amendment. For example, without limitation, Landlord shall not be excused from maintaining the structural portion of the Building, in the manner required by the Lease, affecting the space being delivered.

4. Floor 5 North Expansion Space. On October 1, 2025, Landlord shall deliver to Tenant that portion of the Building consisting of 29,767 rsf commonly known as Floor 5 North and depicted on Exhibit A attached hereto (the “Floor 5 North Space”). The Floor 5 North Space shall be delivered to Tenant in Broom-Swept Condition but otherwise in its “AS-IS, WHERE-IS” condition except as set forth herein. On and after October 1, 2025, to the extent that Landlord has delivered the Floor 5 North Space to Tenant in accordance with the provisions of this Section 4, the term “Premises” under the Lease shall automatically be amended to include the Floor 5 North Space, except that Tenant’s obligation to pay the Monthly Base Rental of Seventy-Two Thousand Eight Hundred Twenty-Nine and 93/100 Dollars ($72,829.93) (the “Floor 5 North Space Base Rental”) shall be abated through March 31, 2026.

5. 6th Floor Beneficial Use Space. Notwithstanding anything to the contrary in this Eighth Amendment, commencing on October 1, 2025 (the “Beneficial Use Commencement Date”) and terminating on December 1, 2027 (the “Beneficial Use Period”), Tenant may, upon thirty (30) days prior written notice to Landlord, (y) occupy all or any portion of the 6th Floor North (the “Beneficial Space”), and (z) surrender to Landlord any other portion of the Beneficial Space then occupied by Tenant which Tenant does not wish to retain. Such occupancy shall be subject to all of the existing terms and conditions of the Lease, as amended, except that (i) Tenant shall have no Base Rental obligation relating to the Beneficial Space, and (ii) Tenant shall, concurrently with its payment of the other Base Rental, pay to Landlord Tenant’s share of Operating Expenses based upon the rsf (as reasonably determined by Landlord) of the Beneficial Space occupied by Tenant. The Beneficial Space shall be delivered to Tenant in its “AS-IS, WHERE-IS” condition except as set forth herein.

6. Floor 5 North Space Termination Option.

a. Notwithstanding anything to the contrary in this Eighth Amendment, provided that there shall not then be an existing default by Tenant under this Lease beyond any applicable cure period, then Tenant shall have the one (1) time right to terminate the Lease solely as it relates to the Floor 5 North Space (the “Floor 5 North Space Termination Right”) in accordance with the terms and conditions of this Section 6 by providing Landlord with irrevocable written notice of Tenant’s election to exercise the Floor 5 North Space Termination Right (the “Termination Notice”) on or before March 31, 2028 (the “Early Termination Notice Date”). On or before 11:59 p.m. local time on March 31, 2029 (the “Floor 5 North Space Early Termination Date”), in the event that Tenant has exercised the Floor 5 North Space Termination Right, Tenant shall pay to Landlord, in the same manner it pays Rent, the amount of One Million Seven Hundred Eight Thousand Nine Hundred and 53/100 Dollars ($1,708,900.53) (the “Termination Fee”). If Tenant (i) fails to timely provide both the Termination Notice and Termination Fee as and when required pursuant to this Section 6, or (ii) exercises its 6th Floor Expansion Option as set forth in Section 11(a) below, then Tenant’s Floor 5 North Space Termination Right shall expire and be of no further force or effect, and Tenant shall have no right or option to terminate the Lease as it relates to the Floor 5 North Space pursuant to this Section 6.

b. If Tenant (i) timely provides both the Termination Notice and Termination Fee as and when required pursuant to this Section 6, (ii) does not exercise its 6th Floor Expansion Option, and (iii) is not then in default under the Lease beyond any applicable cure period, then this Lease shall terminate solely as to the Floor 5 North Space on the Floor 5 North Space Early Termination Date, and the annual Base Rental applicable to the Premises shall be reduced by the amount of $873,959.12. On the Floor 5 North Space Early Termination Date, Tenant shall surrender and vacate the Floor 5 North Space in its “AS-IS, WHERE-IS” condition and shall have no obligation to remove any wiring or cabling.

c. If Tenant has waived its Floor 5 North Space Termination Right or otherwise failed to comply with subsection (a) above, then on or before the Early Termination Notice Date, Tenant shall provide Landlord with written notice that Tenant is either electing to have Landlord, at Landlord’s sole cost and expense, (i) remove the non-core stairwell connecting Floor 5 North to Floor 6 North in accordance with the stairwell removal scope set forth on the attached Exhibit F-I (“Stairwell Removal Scope”) by no later than December 31, 2028 (the “Stairwell Work Date”, and the work required to timely and properly complete the Stairwell Removal Scope being the “Stairwell Removal Work”, and the cost to complete the Stairwell Removal Work being the “Stairwell Removal Cost”), or (ii) enclose the non-core stairwell connecting Floor 5 North to Floor 6 North in accordance with the stairwell enclosure scope set forth on the attached Exhibit F-II (“Stairwell Enclosure Scope”) no later than the Stairwell Work Date (the work required to timely and properly complete the Stairwell Enclosure Scope being the “Stairwell Enclosure Work”, and the cost to complete the Stairwell Enclosure Work being the “Stairwell Enclosure Cost”). Shall Tenant provide notice that Landlord is to perform the work necessary to satisfy the Stairwell Enclosure Scope, then Tenant shall have an expansion option for a portion of the 6th Floor of the Building as set forth in Section 11(c) below.

7. Extension of Lease Term; Base Year.

a. Lease Term. Subject to Section 6 above, the Lease Term for the Premises and Storage Space is hereby extended from its current expiration date of September 30, 2025, to be through September 30, 2036 (the “Extended Lease Term”). At all times during the Extended Lease Term, Tenant shall be subject to all of the terms and conditions of the Lease, as amended herein. Notwithstanding anything to the contrary in the Lease, at the expiration of the Extended Lease Term, Tenant shall not be obligated to restore any portion of the Premises, including but not limited to all wiring and cabling, and Tenant shall surrender such space in its “AS-IS WHERE-IS” condition with all furniture and personal property removed.

b. Base Year. Except as expressly set forth herein, as of October 1, 2025, the Base Year shall be amended to be the 2026 calendar year. Tenant’s first payment of Tenant’s Additional Rental for the Extended Lease Term will be January 1, 2027.

8. Premises Base Rental; Storage Space Rent.

a. From and after October 1, 2025 up to March 31, 2026, Tenant shall continue to pay Base Rental on the Premises when due and in accordance with all of the terms and conditions of the Lease, except that Base Rental for the Premises shall be in the following amounts:

Period	Monthly Base Rental	Annual Base Rental
10/1/2025 – 3/31/2026	$438,589.47	$5,263,073.64

b. From and after April 1, 2026, Tenant shall pay Base Rental on the Premises when due and in accordance with all of the terms and conditions of the Lease, except that Base Rental for the Premises shall be in the following amounts:

Period	Monthly Base Rental	Annual Base Rental
4/1/2026 – 9/30/2026	$511,419.39	$6,137,032.68
10/1/2026 – 9/30/2027	$511,419.39	$6,137,032.68
10/1/2027 – 9/30/2028	$511,419.39	$6,137,032.68
10/1/2028 – 9/30/2029	$511,419.39	$6,137,032.68
10/1/2029 – 9/30/2030	$511,419.39	$6,137,032.68
10/1/2030 – 9/30/2031	$511,419.39	$6,137,032.68
10/1/2031 – 9/30/2032	$511,419.39	$6,137,032.68
10/1/2032 – 9/30/2033	$511,419.39	$6,137,032.68
10/1/2033 – 9/30/2034	$511,419.39	$6,137,032.68
10/1/2034 – 9/30/2035	$511,419.39	$6,137,032.68
10/1/2035 – 9/30/2036	$511,419.39	$6,137,032.68

c. From and after April 1, 2026, Tenant shall continue to pay Base Rental on the Storage Space when due and in accordance with all of the terms and conditions of the Lease, except that Base Rental for the Storage Space shall be in the following amounts:

Period	Monthly Base Rental	Annual Base Rental
4/1/2026 – 9/30/2026	$1,129.21	$13,550.52
10/1/2026 – 9/30/2027	$1,151.79	$13,821.48
10/1/2027 – 9/30/2028	$1,174.83	$14,097.96
10/1/2028 – 9/30/2029	$1,198.33	$14,379.96
10/1/2029 – 9/30/2030	$1,222.30	$14,667.60
10/1/2030 – 9/30/2031	$1,246.75	$14,961.00
10/1/2031 – 9/30/2032	$1,271.69	$15,260.28
10/1/2032 – 9/30/2033	$1,297.12	$15,565.44
10/1/2033 – 9/30/2034	$1,323.06	$15,876.72
10/1/2034 – 9/30/2035	$1,349.52	$16,194.24
10/1/2035 – 9/30/2036	$1,376.51	$16,518.12

9. Floor 5 North Space Early Occupancy. Should Tenant occupy the Floor 5 North Space prior to April 1, 2026, such occupancy shall be considered beneficial occupancy and Tenant shall have no obligation to pay Monthly Base Rental on the Floor 5 North Space until April 1, 2026.

10. Retention Option. Notwithstanding anything in Section 2 to the contrary, Tenant shall have the option to retain Suite 820N as part of the Premises (“Retention Option”). Tenant may exercise the Retention Option by providing written notice (“Retention Notice”) on or before September 30, 2025 (“Notice Deadline”) of Tenant’s election to maintain possession of Suite 820N past the Surrender Date. Should Tenant fail to provide the Retention Notice to Landlord on or before the Notice Deadline, the Retention Option shall be null and void and of no further force or effect and, subject to Sections 11 and 12 below, Tenant shall have no rights relating to Suite 820N after the Surrender Date. Should Tenant deliver the Retention Notice to Landlord on or before the Notice Deadline, then, as of the date of the Retention Notice, the definitions of “Surrendered Premises” and “Remaining Premises” shall automatically be amended so that Suite 820N shall no longer be part of the Surrendered Premises and instead shall be part of the Remaining Premises, Sections 8(a) and 8(b) above shall automatically be amended to increase the Monthly Base Rental by $45,911.70 and Annual Base Rental by $550,940.40, and Tenant shall be entitled to the Suite 820N Allowance (as defined in Section 15(a)(v) below).

11. Expansion Option. Notwithstanding anything to the contrary in the Lease, except as set forth in this Eighth Amendment, Tenant shall have no option to expand the Premises, and any other expansion rights previously granted under the Lease are hereby null and void and of no force or effect. Tenant’s rights under this Section 11 in and to such option and expansion spaces are and shall be subject and subordinate to the rights and options of tenants (and their successor and assigns unless their lease expressly restricts such rights only to the original tenant) pursuant only to (i) leases entered into prior to the Effective Date of this Eighth Amendment which contain superior rights of first offer or expansion rights (individually, a “Superior Right” and collectively, the “Superior Rights”), a complete list of such Superior Rights existing as of the Effective Date being listed on the attached Exhibit D (each such lease being an “Existing Lease”), but not any amendment, modification or assignment to or of an Existing Lease that expands a Superior Right, or purports to grant a new Superior Right affecting any of the Building space which is the subject of Sections 11 or 12 of this Eighth Amendment, (ii) any extensions or renewals of an Existing Lease, regardless of when executed or effective, by a current or then-existing tenant, provided that such extension or renewal does not expand a Superior Right existing as of the Effective Date, or purport to grant a new Superior Right affecting any of the Building space which is the subject of Sections 11 or 12 of this Eighth Amendment, and (iii) any lease entered into by Landlord with a prospective tenant pursuant to, and in compliance with, the terms of Section 12 of this Eighth Amendment, if Tenant does not accept Landlord’s offer set forth in the ROFR Offer Notice (as defined in such Section 12 of this Eighth Amendment) regarding the subject space, and any extensions or renewals of such lease, provided that such lease, extension or renewal does not expand a Superior Right existing as of the Effective Date, or purport to grant a new Superior Right affecting any of the Building space which is the subject of Sections 11 or 12 of this Eighth Amendment (items (i), (ii) and (iii) being, collectively, the “Subject and Subordinate Conditions”). During the Extended Lease Term, provided that there is no default by Tenant beyond any applicable cure period under the Lease, Tenant shall have the following expansion options:

a. 6th Floor North. Notwithstanding anything contained herein to the contrary, and subject to the terms and conditions of this Section 11(a), Tenant shall have an ongoing option to expand the Premises (the “6th Floor Expansion Option”) to include all or a portion of the Building commonly known as 6th Floor North and generally depicted on Exhibit B attached hereto (the “6th Floor Expansion Space”). Tenant may exercise the 6th Floor Expansion Option by providing written notice (the “6th Floor Expansion Notice”) to Landlord on or before October 1, 2027 (“6th Floor Expansion Notice Deadline”). The Sixth Floor Expansion Notice shall include a depiction of the portion of the 6th Floor Expansion Space to which Tenant desires to expand (the “6th Floor Elected Space”); provided that, in all events the 6th Floor Elected Space must (i) be for no less than

10,000 contiguous rsf of the 6th Floor Expansion Space, and (ii) include the internal staircase, and all areas of the 6th Floor Elected Space must have code compliant egress.

Should Tenant deliver the 6th Floor Expansion Notice to Landlord on or before the 6th Floor Expansion Notice Deadline, then (w) Landlord shall deliver the 6th Floor Elected Space to Tenant within thirty (30) days following Landlord’s receipt of the 6th Floor Expansion Notice (the “6th Floor Elected Space Commencement Date”); provided, however, that in no event shall Landlord be required to deliver the 6th Floor Elected Space prior to January 1, 2026, (x) Section 8 above will be automatically amended to increase the Base Rental by an amount equal to $29.36/rsf per annum per rsf of the 6th Floor Elected Space (the “6th Foor Rent”), (y) Landlord shall abate the installments of Base Rental for the 6th Floor Rent coming due and payable under the Lease commencing on the 6th Floor Elected Space Commencement Date and terminating on the last day of the ninth (9th) calendar month after the 6th Floor Elected Space Commencement Date (the “6th Floor Rent Commencement Date”), and (z) Tenant shall be deemed to have waived its Floor 5 North Space Termination Right set forth in Section 6 above, and such Termination Right shall be null and void and of no force or effect. The 6th Floor Elected Space shall be delivered to Tenant in its “AS-IS, WHERE-IS” condition except as set forth herein, and, to the extent that Landlord has delivered the 6th Floor Elected Space to Tenant in accordance with the provisions of this Section 11(a), Tenant shall occupy the 6th Floor Elected Space in accordance with all of the terms and conditions of the Lease, as amended herein.

Should Tenant fail to deliver the 6th Floor Expansion Notice to Landlord on or before the 6th Floor Expansion Notice Deadline, then the 6th Floor Expansion Option shall be null and void and of no further force or effect and Tenant shall have no expansion rights relating to the 6th Floor Expansion Space except as set forth in Sections 11(b) and 11(c) below.

b. Entire Building. Subject to this Section 11(b), Tenant shall have an ongoing expansion right (the “Building ROFO Option”) for (i) any vacant space in the Building that is no less than 10,000 contiguous rsf, and (ii) any other tenant’s premises that is no less than 10,000 contiguous rsf (as defined in such tenant’s lease) (y) whose lease expires within six (6) months of the date of the Expansion Notice, and (z) whose lease does not contain any renewal or extension options, or who has elected in writing not to exercise any such renewal or extension options (each an “Expansion Space”).

Within ten (10) business days after receipt of a written request from Tenant, from time to time, Landlord shall provide Tenant with a list of the Expansion Spaces which shall include each Expansion Space’s anticipated availability date (“Landlord’s Availability Notice”). Tenant may, at any time that there is (A) no event of default by Tenant under the Lease beyond any applicable notice and cure period, and (B) no less than thirty-six (36) months remaining on the Extended Lease Term or any Renewal Term as of the date of the Expansion Notice, deliver written notice to Landlord of Tenant’s election to lease any Expansion Space (the “Expansion Notice”). Should Tenant provide an Expansion Notice for any Expansion Space within ten (10) business days of Landlord’s Availability Notice, Landlord shall, subject to force majeure and tenant holdover, deliver any Expansion Space that Tenant has provided an Expansion Notice on to Tenant within ten (10) business days of the availability date for such Expansion Space set forth in Landlord’s Availability Notice, and Tenant’s right to use and occupy such Expansion Space shall commence on the day that Landlord delivers such Expansion Space to Tenant (each an “Expansion Space Commencement Date”). The Expansion Space shall be delivered to Tenant in Broom-Swept Condition and demised, but otherwise in its “AS-IS, WHERE-IS” condition and be subject to all of the terms and conditions of the Lease, as amended herein, except that (1) Base Rental for any Expansion Space shall be an amount equal to (Y) $29.36/rsf per annum of the applicable Expansion Space if Tenant delivers the Expansion Notice on or before September 30, 2027 (the “Early Notice Date”), or (Z) the Fair Market Value if Tenant delivers the Expansion Notice after the Early Notice Date ((Y) or (Z), as applicable, being the “Expansion Space Base Rental”), and Section 8 above shall automatically be amended to increase Tenant’s Base Rental obligation by the amount of the Expansion Space Base Rental, (2) the Base Year for any Expansion Space subject to an Expansion Notice delivered to Landlord by the Early Notice Date shall be the 2026 calendar year, otherwise the Base Year shall be determined as part of the Fair Market Value, (3) Tenant’s Expansion Space Base Rental shall be abated from the Expansion Space Commencement Date until the earlier of: (i) the date Tenant takes occupancy of the Expansion Space for the purpose of doing business or conducting operations in the Expansion Space, or (ii) nine (9) months after the Expansion Space Commencement Date (the “Expansion Space Abated Rent”), and (4) Tenant shall be entitled to the Expansion Space Allowance (as defined in Section 15(a)(vii) below).

As used in this Eighth Amendment, the term “Fair Market Value” means the rental rate equal to the effective rental rate on transactions being executed by Landlord with tenants desiring to lease comparable space of comparable height and view that is the size of or comparable to the Expansion Space that is the subject of the applicable Expansion Notice, in other comparable first-class buildings with comparable amenities and facilities in the area of the Building, taking into account the lease term, any abatements, costs, allowances, commissions or other concessions then being offered to such comparable tenants, seeking comparable space, and any rights, privileges and allowances Tenant has with respect to the applicable Expansion Space under, pursuant to or in connection with the Lease and this Eighth Amendment. If Landlord and Tenant cannot agree on the Fair Market Value, then the Fair Market Value shall be determined in accordance with the procedure set forth in paragraph (c) of Special Stipulation No. 1 in Exhibit “G” attached to the Original Lease.

c. Floor 6 North Minimum Connected Space. In the event that Tenant provides notice that Landlord is to perform the work necessary to satisfy the Stairwell Enclosure Scope as set forth in Section 6 above, then Tenant shall have an expansion option (the “Stairwell Enclosure Expansion Option”) for a portion of the 6th Floor of the Building as depicted on the attached Exhibit C (the “6th Floor Enclosed Stairwell Space”). Tenant may exercise the Stairwell Enclosure Expansion Option by providing no less than thirty (30) days prior written notice to Landlord (the “Stairwell Enclosure Expansion Notice”). If Tenant provides the Stairwell Enclosure Expansion Notice, then Landlord shall deliver the 6th Floor Enclosed Stairwell Space to Tenant within thirty (30) days after the date Landlord receives the Stairwell Enclosure Expansion Notice (the “Stairwell Enclosed Space Commencement Date”). The 6th Floor Enclosed Stairwell Space shall be delivered to Tenant in Broom-Swept Condition but otherwise in its “AS-IS, WHERE-IS” condition except as set forth herein and be subject to all of the terms and conditions of the Lease, as amended herein, except that (i) Base Rental for the 6th Floor Enclosed Stairwell Space shall be $29.36/rsf per annum of the 6th Floor Enclosed Stairwell Space (the “6th Floor Enclosed Stairwell Space Base Rental”), and (ii) the 6th Floor Enclosed Stairwell Space Base Rental and the Floor 5 North Space Base

Rental shall be abated for the first six (6) months commencing on the Stairwell Enclosed Space Commencement Date. Should Tenant occupy the 6th Floor Enclosed Stairwell Space prior to the Stairwell Enclosed Space Commencement Date, such occupancy shall be considered beneficial occupancy and Tenant shall have no obligation to pay 6th Floor Enclosed Stairwell Space Base Rental until the first month immediately following the sixth (6th) month of abated rent set forth in the immediately preceding sentence.

12. Right of First Refusal. Notwithstanding anything to the contrary in the Lease, including, without limitation, Exhibit “G” of the Original Lease, except as set forth in this Section 12, Tenant shall have no right of first refusal relating to any vacant space in the Building. Subject to this Section 12, and provided that no event of default by Tenant has occurred under the Lease beyond any applicable cure period, Landlord grants to Tenant (but not a successor or assign to the original Tenant), an ongoing Right of First Refusal (“ROFR”) to lease any then-vacant space consisting of over 10,000 contiguous RSF in the Building (each an “Additional Space”).

a.
Except as otherwise provided herein below, if Landlord receives a bona fide offer from a third party to lease any Additional Space which Landlord is prepared to accept, or Landlord otherwise is prepared to lease the Additional Space to a third party pursuant to specified terms, Landlord shall notify Tenant in writing (each notice being hereafter called the “ROFR Offer Notice”) of the availability of such space and shall include the information set forth in Section 12(f)(i) (if applicable), (iii)(z), (iv) and (v). The ROFR Offer Notice shall also constitute an offer by Landlord to lease the Additional Space described in the ROFR Offer Notice to Tenant in accordance with the terms of this Section 12. Tenant shall have ten (10) business days after its receipt of such ROFR Offer Notice to unconditionally accept or decline such offer pursuant to the ROFR and, after such acceptance, to lease all of the Additional Space described in the ROFR Offer Notice from Landlord in accordance with the terms of this Section 12.
b.
Acceptance by Tenant of the offer set forth in the ROFR Offer Notice shall be deemed effective only if such unconditional acceptance is given to Landlord in a written notice of Acceptance (the “ROFR Acceptance Notice”) specifically referring to the ROFR Offer Notice to which it relates, received by Landlord within the ten (10) business day period prescribed above for such acceptance. To be effective, such ROFR Acceptance Notice must accept the offer set forth in the subject ROFR Offer Notice with respect to all of the Additional Space described in the ROFR Offer Notice. For the avoidance of doubt, if Tenant exercises its rights hereunder, Tenant must accept the entire Additional Space (all square feet of rentable area) described in the ROFR Offer Notice.
c.
If Tenant duly and timely delivers to Landlord its ROFR Acceptance Notice within such ten (10) business day period in accordance with this Section 12, then Landlord and Tenant shall negotiate in good faith the terms and conditions of an amendment to the Lease to include (i) the Additional Space described in the ROFR Offer Notice, and (ii) those matters set forth in Section 12(f)(i)-(v) below, within thirty (30) days after the date of delivery of the ROFR Acceptance Notice. Such terms and condition of a Lease amendment for the Additional Space shall include only those terms set forth in the ROFR Offer Notice, and no other modifications to the Lease shall be permitted in any such amendment unless agreed to by Landlord and Tenant, each in their sole and absolute discretion. Tenant and Landlord shall use all reasonable efforts to negotiate an amendment as described above, provided, however, the failure of Tenant and Landlord to sign such amendment shall not negate the terms herein set forth.
d.
If Tenant does not duly and timely deliver to Landlord its ROFR Acceptance Notice within the aforesaid ten (10) business day period in accordance with this Section 12, then Tenant shall be deemed to have elected not to accept Landlord’s offer set forth in the subject ROFR Offer Notice, and Landlord shall be free to enter into a lease with the prospective tenant.
e.
Tenant’s rights under this Section 12 are and shall be subject and subordinate to the rights and options of tenants (and their successor and assigns unless their lease expressly restricts such rights only to the original tenant) pursuant only to the Subject and Subordinate Conditions. As of the Effective Date, the current tenants with superior ROFR rights are listed on the attached Exhibit E. Tenant acknowledges that Landlord may make simultaneous offers to lease Additional Space to Tenant and to any tenant holding such superior rights, and thus if the tenant holding such superior rights elects to accept such offer from Landlord, Landlord will not be bound by its offer to Tenant.
f.
If the ROFR is exercised, as evidenced by Landlord’s timely receipt, pursuant to Section 12(b), of Tenant’s ROFR Acceptance Notice, and no tenant holding superior rights elects to accept a simultaneous offer from Landlord in accordance with Section 12(e) above, then, notwithstanding any provision to the contrary herein, Tenant shall lease the Additional Space subject to the ROFR Acceptance Notice upon all of the following terms and conditions: (i) should there be less than thirty-six (36) months remaining on the Extended Lease Term as of the commencement date for any Additional Space, then the Lease Term for both the Premises and the Additional Space shall be extended so that the remaining Term is thirty-six (36) full months, (ii) the term for the Additional Space shall be coterminous with the Extended Lease Term, subject to romanette (i) herein, (iii) the commencement date for the payment of Base Rental for any Additional Space shall be six (6) months from turnover of such Additional Space to Tenant (each an “Additional Space Commencement Date”), (iv) for the first sixty (60) full months following the Additional Space Commencement Date, the Base Rental for the Additional Space shall be equal to the then-current Base Rental rate per rsf for the Premises, and for the sixty-first month and each month thereafter the Base Rental for the Additional Space shall be equal to the base rent the third-party tenant was offered for the applicable ROFR Offer Notice, and (v) Tenant shall only be entitled to a prorated portion of the financial concessions, such as rent abatement or tenant improvement allowances based on the remainder of the Extended Lease Term, as may be further extended in this Section 12(f) compared to the lease term the third-party tenant was offered for the applicable ROFR Offer Notice.

13. Renewal Option. Tenant’s renewal option set forth as Special Stipulation No. 1 in Exhibit “G” to the Original Lease, as amended by Section 12 of the Second Amendment, shall remain in full force and effect during the Extended Lease Term. Except as set forth in the prior sentence or as expressly provided for in this Eighth Amendment, Tenant shall have no right to renew or otherwise extend the Extended Lease Term.

14. Tenant Improvements.

a. Except as expressly set forth in this Eighth Amendment, Landlord shall have no obligation to make any improvements to the Surrendered Premises, Remaining Premises (which includes Suite 820N if Tenant exercises its Retention Option), 5th Floor North Space, Beneficial Space, 6th Floor Expansion Space, Expansion Space, 6th Floor Enclosed Stairwell Space, or any Additional Space (collectively, the “Entire Space”). Tenant shall be solely responsible, at its sole cost and expense, but subject to the Tenant Improvements Allowances set forth in Section 15 below, for the construction of any improvements made to all or any portion of the Entire Space (collectively, the “Tenant Improvements”).

b. Tenant shall be responsible for all design and construction of the Tenant Improvements, which will be performed in accordance with the terms of Exhibit “D” to the Original Lease (the “Work Letter”), except that the Work Letter is hereby amended as follows:

(i) Any and all references to “Demised Premises” shall mean the Premises (as defined in Section 3 above) and any other space that Landlord has consented to Tenant’s and/or Tenant’s contract parties’ entry for purposes of constructing the Tenant Improvements.

(ii) Any and all references to “work” or “Tenant’s Work” shall mean the Tenant Improvements (as defined in Section 3 above).

(iii) Section 3 of the Work Letter is hereby deleted in its entirety and replaced as follows:

“3. Tenant acknowledges that it is currently in possession of the Premises and accepts it in its “as is” condition. To the extent the Premises is expanded pursuant to the Eighth Amendment, Tenant shall accept all future expansion spaces in the conditions set forth in the Eighth Amendment.”

(iv) Section 4(2) of the Work Letter is hereby amended to delete (i) the reference to “the payment of Rent”, and (ii) the second sentence in its entirety and replace them as follows:

“that Rent shall be paid (or abated) in accordance with the terms of the Lease as amended by the Eighth Amendment. To the extent Landlord allows Tenant and/or its contract parties to enter any space not then part of the Premises to commence the performance of any Tenant Improvements, such entry by Tenant and/or its contract parties shall be at Tenant and its contract parties’ sole risk.”

(v) Section 4(3) of the Work Letter is amended to insert the following immediately after the last sentence:

“Any construction activities relating to the Tenant Improvements that will materially interfere with other tenants’ ability to conduct business (e.g., coring and drilling,

shooting of hangars and track, demolition and debris removal) shall be completed during non-building hours.”

(vi) Section 4(4) of the Work Letter is hereby amended to (i) delete all references to “Building” and replace them with “Project”, and (ii) delete the reference to “the Demised Premises” in the last sentence and replace it with “any space not then part of the Premises that Landlord has consented to Tenant’s or its representative(s)’ entry”.

(vii) Section 4 of the Work Letter is hereby amended to insert a new Section 4(5) as follows:

“5. In constructing the Tenant Improvements, Tenant shall have the right to select its own general contractor, subcontractors, and vendors, subject to Landlord’s approval, with such approval not being unreasonably withheld, conditioned or delayed. If any Tenant Improvements impact life/fire/safety systems, then Tenant shall utilize the Building contracted Fire Life Safety and Sprinkler vendor (ABR Fire Protection as of the Effective Date) for all fire life safety and sprinkler work.”

(viii) Section 8 of the Work Letter is hereby deleted in its entirety and replaced as follows:

“8. Landlord shall provide the Tenant Improvements Allowance in accordance with the terms and conditions of the Eighth Amendment and Escrow Agreement.”

(ix) Section 11 of the Work Letter is deleted in its entirety and replaced as follows:

“11. Tenant acknowledges that it is currently in possession of the Premises and accepts it in its “as is” condition. To the extent the Premises is expanded pursuant to the Eighth Amendment, Tenant shall accept all future expansion spaces in the conditions set forth in the Eighth Amendment. As of the (a) Effective Date, Tenant assumes no responsibility or liability for any other tenants’ services that might exist within the Premises (as may be expanded or contracted from time to time), and (b) date Tenant takes possession of any future expansion space pursuant to the Eighth Amendment, Tenant shall assume no responsibility or liability for any other tenants’ service that might exist within such space. Subject to the requirements of the Lease as amended by the Eighth Amendment, Tenant shall have the right to remove or relocate interior tenant walls within the Premises without obligation to repair or restore other Building tenants’ services housed in those interior walls. Tenant shall work in good faith with Landlord and other Building tenants if such situation is identified to allow the tenant utilizing that service to provide an alternate routing for the service through appropriate common Building chaseways.”

15. Tenant Improvements Allowance.

a. Tenant Improvements Allowances. Subject to the terms and conditions of this Eighth Amendment, as of the Effective Date Tenant shall be entitled to the following allowances (collectively, (i) – (vii) below are the “Tenant Improvements Allowances”). The timing of

Landlord’s providing the Tenant Improvements Allowances and, except as expressly set forth in this Section 15, their holding and disbursement shall be governed by the Escrow Agreement pursuant to Section 16 below. Tenant may use up to twenty-five percent (25%) of the Tenant Improvements Allowances for soft costs related to the Tenant Improvements and/or abatement or payment of Rent. Should the Tenant Improvements Allowances not be fully utilized by Tenant on the date that is five (5) years following the Effective Date, then any such unused Tenant Improvements Allowances shall be applied to Tenant’s next Monthly Base Rental payment(s).

(i) Remaining Premises Allowance. Tenant shall be entitled to an allowance of Ten Million Seven Hundred Eighty-One Thousand Eight Hundred Eighty-Seven and 50/100 Dollars ($10,781,887.50) (“Remaining Premises Allowance”) to be used for Tenant Improvements to all or any portion of the Premises.

(ii) Floor 5 North Space Allowance. Tenant shall be entitled to an allowance of One Million Seven Hundred Ninety Thousand Four Hundred Eighty-Five and 05/100 Dollars ($1,790,485.05) (“Floor 5 North Allowance”) to be used for Tenant Improvements to all or any portion of the Premises.

(iii) 6th Floor Expansion Space Allowance. Should Tenant exercise its 6th Floor Expansion Option in accordance with all of the terms and conditions of this Eighth Amendment, Tenant shall be entitled to an allowance in an amount equal to (i) $60.15 per rsf of the 6th Floor Elected Space, multiplied by (ii) the ratio of the number of full calendar months from the 6th Floor Rent Commencement Date until the expiration of the Extended Lease Term to the total number of full calendar months in the entire Extended Lease Term. For purposes of clarification only, if the 6th Floor Elected Space contains 10,000 rsf and there are ten (10) full calendar months remaining before the expiration of the Extended Lease Term, then the 6th Floor Elected Space Allowance would be ($60.15*10,000) multiplied by (10/132) for a total of Forty-Five Thousand Five Hundred Thirty-Three and 55/100 Dollars ($45,533.55).

(iv) Stairwell Enclosed Space Allowance. Should Tenant exercise its Stairwell Enclosure Expansion Option in accordance with all of the terms and conditions of this Eighth Amendment, Tenant shall be entitled to an allowance in an amount equal to (i) $60.15 per rsf of the 6th Floor Enclosed Stairwell Space, multiplied by (ii) the ratio of the number of full calendar months from the Stairwell Enclosed Space Commencement Date until the expiration of the Extended Lease Term to the total number of full calendar months in the entire Extended Lease Term. For purposes of clarification only, if the Stairwell Enclosed Space contains 10,000 rsf and there are ten (10) full calendar months remaining before the expiration of the Extended Lease Term, then the Stairwell Enclosed Space Allowance would be ($60.15*10,000) multiplied by (10/132) for a total of Forty-Five Thousand Five Hundred Thirty-Three and 55/100 Dollars ($45,533.55).

(v) Suite 820N Allowance. Should Tenant exercise its Retention Option in accordance with Section 10 above, then Tenant shall be entitled to an allowance of One Million One Hundred Twenty-Eight Thousand Seven Hundred Fourteen and 75/100 Dollars ($1,128,714.75) (“Suite 820N Allowance”) to be used for Tenant Improvements to the Premises.

(vi) Stairwell Contingent Allowance. Should Tenant elect for Landlord to complete the Stairwell Removal Work or the Stairwell Enclosure Work, and Landlord fails to complete the Stairwell Removal Work or the Stairwell Enclosure Work, as applicable, in accordance with all of the terms and conditions of the Lease and this Eighth Amendment on or prior to the Stairwell Work Date (a “Stairwell Work Failure”), then Tenant may either (i) exercise its other remedies available to Tenant for a Landlord default under the Lease, or (ii) following thirty (30) days’ notice to Landlord without Landlord commencing to cure the Stairwell Work Failure (or, if timely commenced, Landlord fails to complete such cure within one hundred twenty (120) days of such notice), have the right, at Tenant’s sole option, to complete, or cause the completion of, the Stairwell Removal Work or the Stairwell Enclosure Work, as applicable (“Self-Help Work”). In the event that Tenant elects to perform the Self-Help Work, then Tenant shall (i) retain reputable licensed (if applicable) and insured contractors to complete the work reasonably necessary to cure the Stairwell Work Failure using only new, quality materials, with such Self-Help Work permitted and inspected by the applicable local governmental authorities, to the extent reasonably customary or necessary for such work, and (ii) receive an allowance (the “Stairwell Contingent Allowance”) to be based upon the actual cost of completing the Stairwell Removal Work or Stairwell Enclosure Work, as applicable, at the time Tenant exercises its Self-Help Work. Solely for purposes of calculating the total amount of the LOC, the Stairwell Contingent Allowance shall be deemed to be Five Hundred Two Thousand Five Hundred Thirty-Three and 00/100 Dollars ($502,533.00), provided that the Stairwell Contingent Allowance shall only be eligible to be disbursed, in accordance with the terms of this Section 15 and the LOC, from and after a Stairwell Work Failure.

(vii) Expansion Space Allowance. Should Tenant, from time to time, exercise its Building ROFO Option in accordance with Section 11(b) above then, for each such Expansion Space, Tenant shall be entitled to a tenant improvement allowance (each, an “Expansion Space Allowance”) in an amount equal to (i) if the subject Building ROFO Option is exercised on or before the Early Notice Date for an Expansion Space, (a) $60.00 per rsf of such Expansion Space multiplied by (b) the ratio of the number of full calendar months from the Expansion Space Commencement Date until the expiration of the Extended Lease Term to the total number of full calendar months in the entire Extended Lease Term (for purposes of clarification only, if such Expansion Space contains 10,000 rsf and there are sixty-six (66) full calendar months remaining before the expiration of the Extended Lease Term, then the tenant improvement allowance for such Expansion Space would be ($60.00*10,000) multiplied by (66/132) for a total of Three Hundred Thousand and 00/100 Dollars ($300,000.00), and (ii) if the subject Building ROFO Option is exercised after the Early Notice Date for an Expansion Space, what a tenant would receive for a tenant improvement allowance under a lease at Fair Market Value for comparable space of comparable height and view that is the size of or comparable to the Expansion Space in other comparable first-class buildings with comparable amenities and facilities in the area of the Building (provided that if Landlord and Tenant cannot agree on such tenant improvement allowance, then such tenant improvement allowance shall be determined in accordance with the procedure set forth in paragraph (c) of Special Stipulation No. 1 in Exhibit “G” attached to the Original Lease).

b. Disbursement of Tenant Improvements Allowances. Landlord shall make disbursements from the Tenant Improvements Allowances as follows:

(i) Within thirty (30) days following Tenant’s written request (each a “Draw Request”), but in any event no more than once every thirty (30) days, Landlord shall reimburse Tenant, or if requested by Tenant, at Tenant’s sole option, pay Tenant’s contractors, construction vendors and consultants directly, from the Tenant Improvements Allowances, an amount equal to the amount requested in the Draw Request. Each Draw Request shall include the following documentation, to Landlord’s commercially reasonable satisfaction, supporting the amount (“Draw”) requested in said Draw Request: (A) partial or full lien waivers (as applicable) for the Tenant Improvements then complete and contractor’s affidavits and statements from all parties performing labor or supplying materials or services in connection with the Tenant Improvements showing that all of said parties have been compensated or will be compensated to the extent of the Draw and partially or completely, as applicable, waiving all liens in connection with the Premises, the Building and the Land to the extent such parties receive such payment, (B) a detailed breakdown of Tenant’s construction costs together with such evidence of partial or full payment, as applicable, acceptable to Landlord in its commercially reasonable discretion, (C) upon completion of any Tenant Improvements, a certificate of occupancy (if applicable and required pursuant to local governmental occupancy requirements) and full and final waivers of liens and contractor’s affidavits and statements from all parties performing labor or supplying materials or services in connection with the Tenant Improvements showing that all of said parties have been compensated or will be compensated to the extent of the Draw in full and waiving all liens in connection with the Premises, the Building, and the Land, to the extent such parties receive such payment, and (D) such other commercially reasonable documentation as may be required by Landlord in its commercially reasonable discretion (collectively, (A) – (D) is the “Supporting Documentation”).

(ii) Notwithstanding anything to the contrary in the foregoing, Landlord shall have no obligation to disburse any funds (i) not the subject of a Draw Request that includes all Supporting Documentation, (ii) in excess of the Tenant Improvements Allowances, with all such excess costs being the sole responsibility of Tenant, or (iii) to cover the costs of any maintenance and repairs to the Tenant Improvements unless expressly provided for herein.

(iii) Landlord shall, at all times prior to the date that Landlord has fully disbursed the Remaining Premises Allowance, Floor 5 North Allowance and, if applicable, the Stairwell Contingent Allowance (collectively, the “LOC Allowances”), cause DT GRAT CS, LLC, a Nevada limited liability company (“DT GRAT”) to maintain a Letter of Credit (“LOC”), in a form reasonably acceptable to Landlord and Tenant, and in an amount equal to Thirteen Million Seventy-Four Thousand Nine Hundred Five and 55/100 Dollars ($13,074,905.55), from Bank of America, N.A. (“BoA”) naming Tenant (and its successors and assigns) as Beneficiary. A copy of the LOC, as approved by Landlord and Tenant, is attached hereto as Exhibit J. The LOC shall specifically provide for partial draws and shall by its terms be transferable by Tenant and shall automatically renew for consecutive one (1) year periods through and including the date that is five (5) years from the Effective Date. If Landlord fails to fully fund any Draw Request with respect to the LOC Allowances that complies with the terms of Section 15(b)(i) herein within ten (10) days after receipt of such Draw Request (each a “Failed Draw Disbursement”), then Tenant, as its sole remedy (except as set forth in Section 15(b)(iv) below), may immediately draw upon the LOC for payments in the undisbursed amount of such Draw Request. Tenant acknowledges and agrees that Landlord shall have the right to cause DT GRAT to terminate the LOC prior to the expiry or expiration date solely in the event that Landlord has fully disbursed to Tenant the full and complete amount of LOC Allowances (excepting only the Stairwell Contingent Allowance in the event that Landlord timely and properly completes the Stairwell Removal Work or Stairwell Enclosure Work, as applicable, in accordance with all of the terms and conditions of the Lease and this Eighth Amendment) (being a “Complete Disbursement”).

(iv) In the event that BoA (i) fails, in any manner, to honor the full and complete terms of the LOC (such as, without limitation, by failing to immediately disburse the full and complete amount of a Failed Draw Disbursement) despite a draw request from Tenant that fully complies with the terms of Section 15(b)(i) herein and the LOC (each an “LOC Failed Draw”), or (ii) revokes, rescinds, fails to renew, or otherwise terminates the LOC, or provides written notice of the intent take any such action, prior to the Complete Disbursement (each an “LOC Termination”), then Landlord shall not be deemed to be in immediate default under the Lease therefor (provided that this shall not prohibit or cure a Landlord default under another section of the Lease or this Eighth Amendment), provided that, within ten (10) days of written notice from Tenant to Landlord of such LOC Failed Draw or LOC Termination, as applicable, Landlord shall, (a) for an LOC Failed Draw, either disburse to Tenant the full and complete amount of such LOC Failed Draw or cause DT GRAT to provide to Tenant an original replacement letter of credit from a different federally insured banking or lending institution reasonably comparable to BoA, in a form consistent with the terms contained in Section 15(b)(iii) above, and otherwise reasonably acceptable to Tenant in form and content (the “Replacement LOC”), which shall also include, without limitation, the ability of Tenant to draw for the full and complete amount of such LOC Failed Draw, and (b) for an LOC Termination, cause DT GRAT to provide Tenant with a Replacement LOC (items (a) and (b) individually and collectively being an “LOC Cure”). In the event Landlord fails to provide any LOC Cure in accordance with this subsection, then Landlord shall be in default under the Lease, and Tenant shall be entitled to all remedies available under the Lease for a Landlord default, which remedies shall expressly include the right and ability for Tenant to immediately, without further notice, draw the full and complete amount of the LOC, notwithstanding such draw is in excess of any then-existing Draw Request (a “Full Draw Down”). In the event Tenant obtains good funds from BoA in the amount of a Full Draw Down, (1) Tenant shall thereafter apply such amounts as a credit against tenant improvement allowance amounts as may become due to Tenant pursuant to the Remaining Premises Allowance, the Floor 5 North Allowance and, if applicable, the Stairwell Contingent Allowance, provided that Tenant shall not be required to provide any Draw Requests, but shall provide all Supporting Documentation, in connection therewith prior to such application (individually, a “Post-Default Application”, or collectively, the “Post-Default Applications”), and (2) in the event Landlord delivers a Replacement LOC on or before thirty (30) days after the Full Draw Down, then Tenant shall, within three (3) business days after receipt of the Replacement LOC, return to Landlord, any portion of the Full Draw Down remaining after any Post-Default Applications. Tenant acknowledges and agrees that DT GRAT is providing the LOC (and, if applicable, any Replacement LOC) solely as a convenience to satisfy requirements of Landlord’s future Mortgagee, and therefore (y) Tenant hereby waives any and all claims, present or future, known or unknown, it may have against DT GRAT and releases DT GRAT of any and all liability or obligations to Tenant under the Lease, this Eighth Amendment, the LOC or any Replacement LOC, and (z) Landlord, and not DT GRAT, shall be solely liable for any defaults of Landlord’s obligations under the Lease or this Eighth Amendment, regardless of whether or not such default relates to the LOC (or Replacement LOC, if applicable), a LOC Failed Draw, or providing a LOC Cure, and DT GRAT shall have no liabilities or obligations relating to the Lease, this Eighth Amendment, the LOC or any Replacement LOC.

(v) If Landlord fails to fully fund any Draw Request with respect to any of the Tenant Improvement Allowances (other than the Remaining Premises Allowance, Floor 5 North Allowance and the Stairwell Contingent Allowance, as dealt with in subsection (iv) above) that complies with the terms of Section 15(b)(i) herein, within ten (10) days after receipt of such Draw Request (each a “Failed Non-LOC Draw Disbursement”), then Tenant, in addition to, and not in limitation of, all other remedies permitted under the Lease, shall have the right to deduct and offset such amounts as would have been properly funded pursuant to the Failed Non-LOC Draw Disbursement against all amounts as may be, or thereafter become, due and owing to Landlord (including, without, limitation, Base Rental and Tenant’s Additional Rental) relating solely to the portion of the Premises for which the Tenant Improvement Allowance was granted. For purposes of example only, if Tenant exercises its right to an Expansion Space, and there is subsequently a Failed Non-LOC Draw Disbursement relating to the Expansion Space Allowance for such Expansion Space, then Tenant shall be entitled to deduct the amount of the Failed Non-LOC Draw Disbursement from all amounts that come due under the Lease for the Expansion Space only. In such event, Tenant shall provide written notice to Landlord setting forth such deductions and offsets as such become applied, and such deductions and offsets shall be deemed as though they had been properly and timely paid to Landlord in satisfaction of such referenced amounts.

16. Escrow Agreement. Contemporaneously with the execution of this Eighth Amendment, (i) Landlord, Tenant and Chicago Title Company (“Escrow Agent”), shall enter into an escrow agreement in the form attached hereto as Exhibit G-I (the “Escrow Agreement”), and (ii) Landlord, Tenant Broker and Escrow Agent shall enter into an escrow agreement in the form attached hereto as Exhibit G-II (“Broker Escrow Agreement”). Should any party fail to deliver the Escrow Agreement or Broker Escrow Agreement, as the case may be, executed by such party contemporaneously with them delivering the signed copy of this Eighth Amendment, then this Eighth Amendment shall be null and void and of no force or effect. The Escrow Agreement shall govern the Effective Date of this Eighth Amendment and the issuance of the LOC.

17. Subordination to Mortgages; Estoppel Certificate.

a. For purposes of this Eighth Amendment, “Mortgage” means any mortgages, deeds of trust, ground leases, or other liens upon the Premises, the Building, or the Land, and renewals, modifications, refinancings, and extensions thereof; and “Mortgagee” means the party having the benefit of a Mortgage. Landlord represents and warrants to Tenant that no Mortgages are in existence as of the Effective Date of this Eighth Amendment other than in favor of BSPRT CMBS FINANCE, LLC, a Delaware limited liability company (and any of its successors and/or assigns), with whom Tenant has, as of the Effective Date, entered into a subordination, non-disturbance, and attornment agreement (“SNDA”). In addition, subject to Section 17(d) below, the Lease and this Eighth Amendment are subject and subordinate to the lien of all future Mortgages. A Mortgagee may at any time subordinate its Mortgage to the Lease and this Eighth Amendment.

Upon the request of Landlord or any Mortgagee, Tenant shall attorn to any successor to Landlord’s interest in the Lease and this Eighth Amendment.

b. If a Mortgagee or any other person shall succeed to the rights of Landlord under the Lease and this Eighth Amendment, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under the Lease and this Eighth Amendment, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under the Lease and this Eighth Amendment. The provisions of this Section 17(b) are self-operative and require no further instruments to give effect hereto. Tenant shall, within ten (10) business days after written request, execute and deliver any instrument that such successor landlord may reasonably request evidencing such attornment, setting forth the terms and conditions of Tenant’s tenancy, and containing such other reasonable terms and conditions as may be requested by such Mortgagee or Lessor that are mutually agreeable to Tenant. Upon such attornment, the Lease and this Eighth Amendment shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in the Lease and this Eighth Amendment except that the successor landlord (a) is not liable for any previous act or omission of Landlord under the Lease and this Eighth Amendment which accrued prior to the date of acquisition of Landlord’s interest, except for defaults under the Lease that continue beyond the date of successor landlord’s acquisition and that are required to be cured in accordance with the terms of the Lease and this Eighth Amendment; (b) is not subject to any offset, claim, or defense which has accrued against Landlord unless the basis of such offset, claim, or defense remains uncured and successor landlord had notice thereof prior to successor landlord’s acquisition of Landlord’s interest under the Lease and this Eighth Amendment; (c) does not have any obligation with respect to any security deposit under the Lease and this Eighth Amendment unless such security deposit has been delivered to successor landlord; (d) is not bound by any previous prepayment of Rent for a period greater than one (1) month in advance of its due date under the Lease and this Eighth Amendment unless such prepayment has been expressly approved in writing by Mortgagee or is required by the Lease; and (e) is not bound by any modification of the Lease and this Eighth Amendment that is made after the date of the SNDA and without the written consent of Mortgagee, but only if such consent is required pursuant to the Mortgage (which consent Mortgagee shall not unreasonably withhold, delay, or condition).

c. Tenant shall, within ten (10) business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord, including a Mortgagee or prospective purchaser of the Building and/or Land. Without limitation, such estoppel certificate may include a certification as to the status of the Lease and this Eighth Amendment, the existence of any defaults, and the amount of Rent that is due and payable.

d. Notwithstanding any of the foregoing to the contrary, Landlord shall use commercially reasonable efforts, at Landlord’s sole cost and expense, to cause any future Mortgagee to execute and deliver to Tenant an SNDA in a form reasonably acceptable to Tenant; provided, however, if Landlord fails to deliver an SNDA from such future Mortgagee in a form reasonably acceptable to Tenant, Tenant’s interest in the Lease shall not be subordinate to such future Mortgage. Any SNDA substantially similar in form and content to the SNDA attached hereto as Exhibit H or in a form previously executed by Tenant with respect to the Lease shall be deemed to be reasonably acceptable to Tenant. If Tenant shall fail or refuse, for any reason, to execute and deliver an SNDA in the form required by this Section 17(d) within twenty (20) days after delivery thereof to Tenant, then Tenant’s interest under the Lease shall be deemed subordinate to such future Mortgage upon the terms of this Section 17. Nothing herein shall prevent Tenant from requesting reasonable modifications to any such future SNDA within the aforementioned twenty (20) day period, provided that Landlord shall have no liability to Tenant in the event any future Mortgagee does not agree to such requested modifications.

18. Building Updates.

a. HVAC. To the extent not already completed, within sixty (60) days following the Effective Date, Landlord shall cause all of the HVAC filters in the Building to be replaced with filters with at least a MERV 13 rating.

b. EV Charging Stations. On or before December 31, 2024, Landlord will install six (6) level 2 electric vehicle charging stations in the location generally depicted on Exhibit I attached hereto (“EV Chargers”). Landlord reserves the right to charge users of the EV Chargers an amount reasonably determined by Landlord from time to time.

c. Card Access Readers. For any floor in the Building that Tenant leases in its entirety, Tenant may restrict access to such floors by installing card access readers in core stairwells and elevators at Tenant’s sole cost; provided, however, that Tenant shall ensure that the Building’s property manager is able to access such restricted areas and other occupants are not restricted from accessing their space or Building common areas.

19. Brokerage Commissions. Landlord represents and warrants that it has not retained or consulted with a broker, agent or commission salesperson with respect to the negotiation of this Eighth Amendment other than Jones Lang LaSalle (“Landlord Broker”), and that no commissions, fees or compensation of any kind are due and payable in connection with this Eighth Amendment to any broker, agent or commission salesperson acting for or on behalf of Landlord other than to Landlord Broker. Tenant represents and warrants that it has not retained or consulted with a broker, agent or commission salesperson with respect to the negotiation of this Eighth Amendment other than CBRE, Inc. (“Tenant Broker”), and that no commissions, fees or compensation of any kind are due and payable in connection with this Eighth Amendment to any broker, agent or commission salesperson acting for or on behalf of Tenant other than to Tenant Broker. Tenant agrees to indemnify and hold Landlord harmless from all loss, cost and damage suffered or incurred by Landlord as the result of any breach by Tenant of the representation and warranty contained in this Section 19 except as it relates to the commission due to Tenant Broker which Landlord has agreed to pay in accordance with the Broker Escrow Agreement. Landlord agrees to indemnify and hold Tenant harmless from all loss, cost and damage suffered or incurred by Tenant as the result of any breach by Landlord of the representation and warranty contained in this Section 19. Landlord has agreed to compensate Landlord Broker for its services in accordance with the terms of a separate commission agreement between Landlord and Landlord Broker.

20. No Defaults. Landlord and Tenant agree that there are, as of the Effective Date, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease beyond any applicable cure period.

21. Miscellaneous. This Eighth Amendment shall become effective only upon its full execution and delivery by Landlord and Tenant. This Eighth Amendment contains the parties' entire agreement regarding the subject matter covered by it and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Eighth Amendment. The person executing this Eighth Amendment on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has full right and authority to enter into this Lease, and that the person signing on behalf of Tenant is authorized to do so. Except as modified by this Eighth Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease shall be binding upon and shall inure to the benefit of Landlord and Tenant, their successors and permitted assigns.

22. No Further Amendments; Ratification. Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are ratified and confirmed by Landlord and Tenant. In the event of any conflict between the terms and conditions of this Eighth Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Eighth Amendment shall control.

23. Time of the Essence. Time is of the essence of all of the terms and provisions of this Eighth Amendment.

24. Counterparts. This Eighth Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Eighth Amendment. Faxed signatures or signatures sent electronically in Adobe PDF format shall have the same binding effect as original signatures, and a faxed Eighth Amendment or Eighth Amendment sent electronically in Adobe PDF format containing the signatures (original, faxed or in Adobe PDF format) of the parties shall be binding.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Eighth Amendment as of the date set forth below each party's signature hereto, respectively, but with intent to be bound hereby on the Effective Date.

LANDLORD:

2300 WINDY RIDGE LLC, a Georgia limited liability company

By: Wildwood CS, LLC, a Delaware limited liability company, its Managing Member

By: /s/ Fred Arena

Name: Fred Arena

Title: Manager

Date: January 30, 2024

TENANT:

MANHATTAN ASSOCIATES, INC., a Georgia corporation

By: /s/ Dennis Story

Name: Dennis B. Story

Title: Executive Vice President and Chief Financial

Officer

Attest: /s/ Matt Steinberg

Print Name: Matthew Steinberg

Title: VP of Finance

[CORPORATE SEAL]

Date signed by Tenant: January 31st, 2024

[SIGNATURE PAGE TO EIGHTH AMENDMENT]

DT GRAT executes this Eighth Amendment solely for the purpose of acknowledging and agreeing to the applicable terms of Section 15(b) herein.

DT GRAT:

DT GRAT CS, LLC, a Nevada limited liability company

By: /s/ Dennis Troesh

Print Name: Dennis Troesh

Title: Manager

[CORPORATE SEAL]

Date signed by DT GRAT: January 30, 2024